SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2023

WATTS WATER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11499	04-2916536
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845

(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.10 per share	WTS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On August 30, 2023, Watts Regulator Co. (“Watts Regulator”), a wholly-owned subsidiary of Watts Water Technologies, Inc. (the “Company”), entered into a Unit Purchase Agreement (the “Purchase Agreement”) with G6 Adventures Corporation (“Parent”), Bradley Corporation, a wholly-owned subsidiary of Parent (“Bradley”) and Parent’s shareholders (collectively, the “Shareholders,” and together with Parent, the “Sellers”), pursuant to which Watts Regulator agreed to acquire Bradley subject to the terms and conditions set forth therein. Bradley is a leading provider in North America of commercial washroom and emergency safety products. The Company co-signed the Purchase Agreement to guarantee performance of the obligations of Watts Regulator under the Purchase Agreement.

Under the terms of the Purchase Agreement, Parent agreed to cause Bradley to convert from a Wisconsin corporation into a Wisconsin limited liability company prior to the closing, and Watts Regulator agreed to purchase all of the issued and outstanding units of membership interest of Bradley following such conversion on a cash free, debt free basis. The aggregate purchase price for the transaction is $303 million in cash. The purchase price in the Purchase Agreement is subject to customary adjustments at closing, including adjustments based on Bradley’s cash, indebtedness and working capital at closing. Any resulting post-closing adjustments to the purchase price will be funded in part by $4.0 million of the purchase price that will be placed in a short term working capital escrow at the closing. The Purchase Agreement also provides that approximately $4.4 million of the purchase price will be held in escrow to secure certain transaction and retention obligations of Bradley. Watts Regulator expects to fund the purchase price with borrowings under the Company’s credit facility and cash on hand.

The terms of the Purchase Agreement were determined on the basis of arm’s length negotiations. Neither Watts Regulator nor the Company has previously had any material relationship with Bradley or the Sellers.

The Purchase Agreement provides for customary representations, warranties and covenants by Watts Regulator, the Company, Bradley and the Sellers. Watts Regulator will obtain a representation and warranty insurance policy that provides coverage for certain breaches of, and inaccuracies in, representations and warranties made by Bradley and the Sellers in the Purchase Agreement, subject to exclusions, deductibles, and other terms and conditions. The consummation of the acquisition is subject to customary closing conditions, including, among others, ongoing compliance with certain fundamental representations, warranties and covenants and antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Purchase Agreement contains certain customary termination rights for Watts Regulator and Parent.

The Purchase Agreement contains representations and warranties that Watts Regulator, Bradley and the Sellers made to each other as of specific dates and may change after the date of the Purchase Agreement. The assertions embodied in those representations and warranties were made solely for purposes of the Purchase Agreement among Watts Regulator, the Company, Bradley and the Sellers and for the benefit of the parties thereto, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of the parties to the Purchase Agreement or any of their respective subsidiaries or affiliates.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by the complete text of the Purchase Agreement. The summary has been included to provide information regarding the terms of the Purchase Agreement and it is not intended to provide any other factual information about the Company. Such information can be found in the public filings the Company makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov and in the Investor Relations section of the Company’s website at www.watts.com.

Item 7.01. Regulation FD Disclosure

The full text of the press release issued in connection with the announcement of the Purchase Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

Item 9.01.        Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release issued by Watts Water Technologies, Inc., dated August 30, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2023	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage
General Counsel, Chief Sustainability Officer & Secretary